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                                                                  Exhibit 11




CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Strong Advantage Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 14 to the Registration Statement of Strong Advantage Fund, Inc. on Form N-1A of our report dated April 2, 1997 on our audit of the financial statements and financial highlights of Strong Advantage Fund, Inc. which report is included in the Annual Report to Shareholders for the year ended February 28, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.




                                           COOPERS & LYBRAND L.L.P.


Milwaukee, Wisconsin
June 26, 1997